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August 1, 1996



Mr. Frederick L. Judge
16612 Zumaque
P. O. Box 2248
Rancho Santa Fe, CA 92067

Dear Fred:

Set forth below is the employment agreement we have discussed. Please sign the duplicate copy of this letter to acknowledge your agreement.

Term of Employment:     1-1/2 years (18 months) commencing August 1, 1996.

Title and Duties:       You will be Senior Vice President of The Titan
                        Corporation and Chief Executive Officer of Titan
                        Information Systems Corporation. You will devote substantially your full time and energies to the business of the company, subject to the policies established by the company's Board of Directors. You will not engage actively in any other business which competes with the Company. You may manage your personal investments.

Base Salary:            You will be paid $234,000 per year for the first year,
                        payable on the company's normal salary payment dates and subject to all required deductions. Increases shall be considered annually in good faith by the Board of Directors.

Termination for Cause:  The company may not terminate this employment agreement unless you commit a material act of dishonesty or are guilty of gross carelessness or gross misconduct which has a direct, substantial and adverse effect on the company's business or reputation.

Sincerely,

/s/ Gene W. Ray

Gene W. Ray             AGREED AND ACCEPTED:     /s/ Frederick L. Judge
                                                 -------------------------
                                                 Frederick L. Judge

                                                 August 1, 1997
                                                 -------------------------
                                                 Date